UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 30, 2009
AmerisourceBergen Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-16671	23-3079390

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 Morris Drive Chesterbrook, PA	19087

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (610) 727-7000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
For purposes hereof, the Registrant means AmerisourceBergen Corporation.
On April 30, 2009, the Ninth Amendment (the “Ninth Amendment”) to the Registrant’s accounts receivables securitization facility (now with a base size of $700 million) became effective. The securitization facility was originally entered into as of July 10, 2003 among Amerisource Receivables Financial Corporation, as seller, AmerisourceBergen Drug Corporation, as initial servicer, various financial institutions, as purchasers, and the administrator, and has been subsequently amended. Bank of America, National Association, is currently the administrator under the Registrant’s securitization facility.
The Ninth Amendment extends the maturity date of the securitization facility and the Registrant chose to reduce the base size of the securitization facility from $975 million to $700 million. The securitization facility retains an accordion feature, which permits commitments under the facility to increase, subject to lender approval, to $950 million for seasonal needs during the December and March quarter. The securitization facility will expire on April 29, 2010. The average cost of the securitization facility was increased in connection with the Ninth Amendment due to current market conditions.
A copy of the Ninth Amendment is filed as Exhibit 99.1 to this report and is incorporated herein by reference.
Item 2.03. Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above is hereby incorporated by reference under this Item 2.03.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
99.1 The Ninth Amendment to Receivables Purchase Agreement, dated as of April 30, 2009, among Amerisource Receivables Financial Corporation, as Seller, AmerisourceBergen Drug Corporation, as initial Servicer, the Purchaser Agents and Purchasers, the Exiting Purchaser Groups and Bank of America, National Association, as Administrator.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION
Date: May 1, 2009	By:	/s/ Michael D. DiCandilo
		Name:	Michael D. DiCandilo
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1
The Ninth Amendment to Receivables Purchase Agreement, dated as of April 30, 2009, among Amerisource Receivables Financial Corporation, as Seller, AmerisourceBergen Drug Corporation, as initial Servicer, the Purchaser Agents and Purchasers, the Exiting Purchaser Groups and Bank of America, National Association, as Administrator.